Ex-99.d.3

Exhibit B to
Investment Advisory Agreement dated April 1, 2005
Between Scout Investments, Inc. and Scout Funds

Fund	Advisory Fee
Scout Small Cap Fund	0.75% for the first $1 billion of annual average daily net assets 0.65% for annual average daily net assets over $1 billion
Scout International Fund	0.80% for the first $1 billion of annual average daily net assets 0.70% for annual average daily net assets over $1 billion
Scout Core Bond Fund	0.40% of annual average daily net assets
Scout Mid Cap Fund	0.80% for the first $1 billion of annual average daily net assets 0.70% for annual average daily net assets over $1 billion
Scout Core Plus Bond Fund	0.40% of annual average daily net assets
Scout Global Equity Fund	0.80% of annual average daily net assets
Scout Unconstrained Bond Fund	0.60% for the first $3 billion of annual average daily net assets 0.55% for annual average daily net assets over $3 billion
Scout Low Duration Bond Fund	0.30% of annual average daily net assets
Scout Emerging Markets Fund	0.85% of annual average daily net assets
Scout Equity Opportunity Fund	0.75% of annual average daily net assets

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit B to be amended and restated effective as of the 28th day of March, 2014.

Scout Investments, Inc.	Scout Funds, on behalf of the series listed on this Exhibit B
By: /s/ Andrew J. Iseman	By: /s/ Andrew J. Iseman
Name and Title: Andrew J. Iseman, CEO	Name and Title: Andrew J. Iseman, President